EXHIBIT 14

CODE OF BUSINESS CONDUCT AND ETHICS

ROYAL GOLD, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

ROYAL GOLD, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

     Royal Gold, Inc. and its employees, officers and directors have a well deserved reputation for honesty, integrity and fair dealing. Business regulations now call for the Company to put in writing our code of ethics and conduct.

     To that end, we have adopted a Code of Business Conduct and Ethics to reinforce our continuing commitment to the maintenance of the highest standards of honesty, integrity and trustworthiness. The Code is broadly stated and is not intended to be a complete set of instructions for behavior in every conceivable situation. Instead, it is intended to provide a framework to guide each employee, officer and director in exercising his or her good judgment in all matters relating to the conduct of our business.

     Throughout the Code, the terms “Royal Gold,” “Company,” “we,” “our” and “us” refer to Royal Gold Inc. and any and all of Royal Gold’s subsidiary companies, to each person within Royal Gold, and to any person who represents Royal Gold or any part of the organization.

CONFLICTS OF INTEREST

     A conflict of interest occurs when an individual’s private interest interferes – or even appears to interfere – with the interests of Royal Gold as a whole. Conflicts of interest, potential conflicts of interest and even the appearance of a conflict of interest must be avoided due to the potential for injury to Royal Gold or its reputation.

     Employees, officers and directors should avoid situations involving a conflict or the appearance of conflict between their duty to Royal Gold and their own self-interest. Royal Gold’s business must be conducted solely for the best interests of the Company, in an honest and ethical manner. No employee, officer or director may, directly or indirectly, use his or her decision-making authority or position to obtain a personal benefit from any sale, purchase or other activity of Royal Gold.

     Among the most common situations that create conflicts of interest are accepting gifts or gratuities from customers or suppliers, employment by another company while continuing to be an employee of Royal Gold, ownership of a part of another company or business that has interests adverse to Royal Gold’s or an interest in Royal Gold, close or family relationships with suppliers or competitors, and improper communications with competitors or suppliers. These types of situations must be reported and discussed with executive management before being entered into.

     Additionally, as a general policy, individuals should not do business on behalf of Royal Gold with a close personal friend or relative. If such transactions cannot reasonably be avoided, they must first be approved by Royal Gold executive management. An employee’s supervisor can assist in obtaining the necessary approval. An officer or director should seek such approval from the Chairman and CEO.

ROYAL GOLD, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

     Furthermore, a potential conflict of interest exists for individuals whose responsibilities allow them to give preferential treatment to a supplier or customer in exchange for anything of personal benefit to themselves or to their friends or families. Such situations could interfere with an individual’s ability to make judgments solely in Royal Gold’s best interest; thus they create the appearance of a conflict of interest.

     The giving or receiving of a business gift by an employee, officer or director may present a conflict of interest and in some cases may be prohibited by law or regulation. Employees, officers and directors may not accept gifts or entertainment from customers or suppliers or potential customers or potential suppliers other than those of limited value, such as meals, event tickets, golf or sporting outings, hospitality suites, calendars, flowers, fruit, candy, books and advertising novelties.

     It is a violation of this Code for any individual to solicit or encourage a supplier to give any item or service to the individual regardless of its value, no matter how small. Royal Gold’s suppliers will retain their confidence in the objectivity and integrity of Royal Gold only if each individual strictly observes this Code. If an officer, director or employee, or if a family member of an officer, director or employee receives, an unsolicited gift that is prohibited by this Code, that person shall report the gift to the Chairman an CEO, and return the gift to the person who gave it.

CONFIDENTIAL INFORMATION

     We consider and treat as “confidential information” all data, reports, negotiations, and other information that is not already known to the public. It is particularly important to keep in mind that confidential information is not limited to information generated or produced by Royal Gold or its affiliates. We also receive information from third parties with whom we have contractual relationships or may be conducting negotiations and to whom we are contractually committed to treat their information as confidential.

     In carrying out Royal Gold’s business, employees, officers or directors may learn confidential or proprietary information about Royal Gold, its business associates, prospective business associates or other third parties. Employees, officers and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential information must not be used for personal gain. Any employee, officer or director who is uncertain about whether certain information is confidential or whether certain disclosures of confidential information are permissible should consult the Chairman and CEO.

ROYAL GOLD, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     All employees, officers and directors must respect and comply with applicable governmental laws, rules and regulations (including insider trading laws). It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws. Employees, officers and directors should seek advice from supervisors, managers or other appropriate personnel if there are questions regarding the laws, rules and regulations that apply to Royal Gold’s business.

     Generally, it is illegal and against Royal Gold’s policy for any employee, officer or director who is aware of material nonpublic information relating to Royal Gold to buy or sell any securities of Royal Gold, or recommend that another person buy, sell or hold Royal Gold’s securities. More detailed rules governing the trading of securities by employees, officers and directors are set forth in Royal Gold’s Statement of Company Policy Regarding Insider Trading (“the Insider Trading Policy”) (copy attached). Any employee, officer and director who is uncertain about his or her responsibilities under the Insider Trading Policy should consult the Corporate Secretary or the Chairman and Chief Executive Officer before making any such purchase or sale.

ROYAL GOLD ASSETS

     1. Protection and Proper Use of Company Assets. All employees, officers and directors should protect Royal Gold’s assets and ensure their efficient use. All assets should be used for legitimate Royal Gold business purposes only. Any suspected incident of fraud or theft should be immediately reported to an appropriate supervisor for investigation. The obligation of employees, officers and directors to protect Royal Gold assets includes its confidential and proprietary information.

     2. Corporate Opportunities. Employees, officers and directors are prohibited from (a) taking for themselves (or directing to a third party) personal opportunities that are discovered through the use of Royal Gold property, information or position, unless the Company has already been offered the opportunity and refused it; (b) using corporate property, information or position for personal gain; and (c) competing with Royal Gold. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

     3. Software. Royal Gold licenses the use of computer software from a variety of vendors. Royal Gold does not own the software or its documentation. Software is normally copyrighted, and no individual may copy or distribute the software unless expressly permitted to do so under the applicable license. Doing so would violate the license and subject the individual and potentially Royal Gold to exposure to substantial penalties.

ROYAL GOLD, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

EXPENSE REIMBURSEMENT

     All expenses must be detailed on expense reports consistent with Royal Gold’s business expense reimbursement policy.

EXPORTS

     Exports of equipment, technology, software and technical data are regulated by various different countries including the United States. Many people do not recognize that the carrying of an item on an overseas trip where the item is not for sale constitutes an export that may require a license. Similarly, sharing information with other individuals in foreign countries via email or regular mail, even if you are not intending to do anything more than have someone review the material and comment on it, may require a license. Likewise, the shipment of Royal Gold equipment to a Royal Gold project outside of the country of origin may require a license. The broad scope of these regulations, and the relatively low level of technology of the equipment, hardware, software and technical information that is regulated, is often misunderstood. Questions and requests for assistance in this area should be directed to the Chairman and CEO.

FRAUDULENT OR DISHONEST CONDUCT

     Royal Gold’s interests are never furthered by the fraudulent or illegal conduct of its employees, officers or directors. Royal Gold expects its employees, officers and directors to deal fairly and honestly with all persons with whom Royal Gold does business, so as to maintain its reputation for honesty and integrity in all its business relationships. Under no circumstances should an employee, officer or director offer any false, fictitious or fraudulent information, report or claim to another person, or take unfair advantage of anyone through inappropriate manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other similar practice. Further, the use of fraudulent or illegal tactics (including trespass on lands owned by others or the offering of bribes) by employees, officers, directors or agents of Royal Gold is prohibited.

FINANCIAL REPORTING

     Because Royal Gold is a public company, it is of critical importance that Royal Gold’s public disclosures, including filings with the Securities and Exchange Commission, be complete, fair, accurate, timely and understandable. Depending on his or her position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that Royal Gold’s public reports are complete, fair and understandable. Royal Gold requires that all employees, officers and directors provide prompt, accurate and complete answers to all inquiries relating to public disclosure requirements.

ROYAL GOLD, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

     Royal Gold must comply with extensive and complex accounting requirements. To meet these requirements, Royal Gold must rely upon each individual’s truthfulness in accounting practices. All books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Royal Gold’s transactions and must conform to legal requirements and Royal Gold’s system of internal controls. There should be no unrecorded or “off the books” funds, assets or transactions unless permitted by law and disclosed to and approved in writing by executive management. Providing false or misleading information in connection with any aspect of Royal Gold’s business or operations will not be tolerated.

     No employee, officer or director should take any action intended to improperly influence Royal Gold’s auditors or the conduct of Royal Gold’s audits for the purpose of rendering Royal Gold’s financial statements misleading.

DUTY TO REPORT QUESTIONABLE ACCOUNTING OR AUDITING MATTERS

     All employees, officers and directors are responsible for reporting to Royal Gold any questionable situation regarding Royal Gold’s accounting, internal accounting controls or auditing matters, or a concern regarding questionable accounting or auditing matters that come to their attention.

     If a complaint regarding accounting, internal accounting controls or auditing matters is brought to the attention of an executive officer of Royal Gold, either by an employee or a third party, the executive officer is required to report the complaint directly to the Chairman and CEO. If a complaint regarding accounting, internal accounting controls or auditing matters is brought to the attention of a non-executive employee of Royal Gold, such employee may either (a) report such complaint directly to his or her supervisor or (b) submit the complaint to the Chairman and CEO.

     All reports submitted by employees of Royal Gold regarding questionable accounting or auditing matters will be treated, to the extent possible, as confidential.

     Royal Gold will not tolerate retaliation against any person who in good faith submits a concern or complaint or participates in any investigation conducted pursuant to these procedures. Any suspected retaliation should be reported immediately to the Chairman and CEO. Such retaliation is extremely serious misconduct and may result in discipline, up to and including discharge of the person(s) engaging in any retaliatory actions. Retaliation may also subject the person(s) responsible to personal legal and financial liability, and in certain cases may be a criminal offense.

     Questions concerning these procedures may be directed to the Chairman and CEO.

ROYAL GOLD, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

EMPLOYEE RELATIONS

     It is Royal Gold’s policy and practice not to discriminate against any employee because of race, color, religion, national origin, sex, sexual orientation, age, or physical or other disability. Royal Gold desires to create a challenging and supportive environment where individual contributions and teamwork are highly valued. In order to establish such an environment, all individuals are responsible for supporting Royal Gold’s equal employment opportunity policies.

RELATIONS WITH GOVERNMENT OFFICIALS

     1. Gifts, Favors and Bribery

     Public officials play a special role in society. Conduct that may be acceptable in the commercial business environment may not be acceptable in relations with public officials. Royal Gold employees, officers and directors may use only appropriate and lawful means to persuade public officials to render decisions or exercise discretion to the benefit of Royal Gold. Efforts in matters affecting Royal Gold’s interests must be based solely on the merits and pursuant to proper procedures.

     Employees, officers and directors may not offer, provide or solicit, directly or indirectly, any special treatment or favor from a public official in return for anything of economic value or the promise or expectation of future value or gain. Further, because of the potential for misunderstanding, Royal Gold may not confer special treatment, favors, benefits or gifts upon public officials even if there is no matter pending before the public official. Often, individual agencies or governmental units have detailed written codes of conduct relating to relations between public officials and their constituency. Some allow acceptance of gifts or entertainment of nominal value, such as a lunch or other entertainment, but many do not. Individuals should familiarize themselves with and adhere to the written codes of conduct, rules and regulations of governmental units within their area of responsibility. “Unwritten” custom or practice may not conform to written code or law. In determining whether to follow an “unwritten” customer practice which does not conform to written rule or regulation, consult with executive management, and if found to be acceptable, keep a record of such “customary” expenses.

2. Foreign Corrupt Practices Act

     The Foreign Corrupt Practices Act sets forth additional requirements for Royal Gold’s relationships with non-U.S. government representatives. As a United States based company, Royal Gold is required to adhere to all standards set forth in the Foreign Corrupt Practices Act regardless of the nationality of the individual acting on behalf of Royal Gold. First, the Foreign Corrupt Practices Act sets forth financial recording requirements. It requires that Royal Gold maintain books and records that accurately and fairly reflect all transactions, that Royal Gold maintain a system of internal accounting controls to ensure that assets are safeguarded, that

ROYAL GOLD, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

transactions conform to management’s authorizations and that Royal Gold’s accounting records are accurate. No individual may falsely report transactions or fail to report the existence of false documentation in the accounting records. An example of such improper documentation would be the disguising of an illegal bribe as a consulting fee. Individuals certifying the correctness of records, including vouchers or bills, must have a reasonable basis to believe that the information is correct and proper.

     The Foreign Corrupt Practices Act also requires that U.S. business relations with foreign government representatives conform to the standards that exist in the U.S., even if a different business ethic is prevalent in the other country. Accordingly, no person or enterprise acting on behalf of Royal Gold, directly or indirectly, may offer a gift, payment or bribe, or anything else of value, whether directly or indirectly, to any foreign official, foreign political party or party official, or candidate for foreign political office for the purpose of influencing an official act or decision (such as the issuance of an exploration permit or concession), or seeking influence with a foreign government in order to obtain, retain or direct business to Royal Gold or to any person. In short such activity cannot be used to improve the business environment for Royal Gold in any way. Thus, even if such payment is customary and generally thought to be legal in the host country, it is forbidden by the Foreign Corrupt Practices Act and violates U.S. law, unless it is (1) expressly authorized by a written law of the host country, or (2) a reasonable and bona fide expenditure, such as travel and lodging expenses that is directly related to the promotion, demonstration or explanation of products or services; or the execution or performance of a contract with a foreign government or government agency. As is the case under U.S. law, even inexpensive gifts to government or political party officials, such as tickets to sporting events, may be prohibited under foreign local law and therefore could constitute a violation of the Foreign Corrupt Practices Act. If questions arise with respect to expenses to be incurred on behalf of foreign officials, consult with the executive management before Royal Gold pays or agrees to pay such expenses.

     Some “expediting” payments are authorized under the Foreign Corrupt Practices Act. Such payments must be directly related to nondiscretionary conduct by lower level bureaucrats and unrelated to efforts by a company to obtain significant concessions, permits or approvals. Examples include permits relating to qualifying to do business in a foreign country, processing of visas and work orders, or obtaining police protection. Such payments do not include payments of any kind relating to terms of continuing or new business agreements. Because a recent United States Court of Appeals decision has created a great deal of uncertainty as to what constitutes a permissible “expediting” payment, no employee, officer or director shall make any such payment without first having submitted to the Chairman and CEO a complete and accurate description of the proposed payment and received written authorization from the Chairman and CEO to make the proposed payment.

     A violation of the Foreign Corrupt Practices Act can result in criminal charges against Royal Gold, its officers, its directors and the individuals directly and/or indirectly committing the violation, regardless of the person’s nationality.

ROYAL GOLD, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

     3. Political Contributions

     Many laws around the world including federal U.S. law and many U.S. state laws prohibit or regulate contributions by the companies to political parties or candidates. Thus such contributions must not be made on behalf of Royal Gold without first consulting executive management. The term “political contributions” includes, in addition to direct cash contributions, the donation of property or services and the purchase of tickets to fund-raising events. Employees, officers or directors may make direct contributions of their own money in their own names, either directly to candidates or to political action committees, but contributions are not reimbursable.

CORPORATE AND ENVIRONMENTAL RESPONSIBILITY

     Royal Gold is committed to preserve and protect the environment, promote the health and safety of its employees and be an exemplary corporate citizen. The Company’s Environmental, Health and Safety Policy specifies that any mineral exploration programs it may conduct are performed in compliance with all the health, safety and environmental laws and regulations in the communities in which the Company operates; that the Company will apply responsible standards and best practices; and that the Company will require its employees and contractors to meet or exceed such performance standards. Likewise, we expect the operators of the properties over which we hold royalties to strive for responsible mining.

REPORTING VIOLATIONS

     Compliance with these rules, standards and principles is mandatory for all employees, officers and directors, and prompt reporting of any possible violations of the Code is encouraged. Reports should be made to a member of the executive management. An employee’s supervisor may assist in reporting the violation, if appropriate. Alternatively, violations may be reported, on an anonymous basis, by (i) sending an unsigned letter to Karen Gross, Vice President and Corporate Secretary, 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202, or (ii) placing a telephone call to the Compliance Hotline which is monitored twenty-four hours a day, seven days a week, by a third party, and can be accessed at the toll free number publicized on the employee lunchroom bulletin board.

     All cases of questionable activity involving the Code or other potentially improper actions will be reviewed for appropriate action, discipline or corrective steps. Individuals are expected to cooperate in all investigations of violations. Whenever possible, Royal Gold will keep confidential the identity of individuals about or against whom allegations of violations are brought, unless or until it has been determined that a violation has occurred. Similarly, wherever possible, Royal Gold will keep confidential the identity of anyone reporting a possible violation. Reprisal against any individual who has, in good faith, reported a violation or suspected violation is strictly prohibited.

ROYAL GOLD, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

     Royal Gold will take prompt and consistent action whenever it determines that there has been a violation of the Code.

WAIVERS

     It may be appropriate for a provision of the Code to be waived in a particular circumstance. Any employee or officer seeking a waiver should speak to the Chairman and CEO who will likely need to involve other persons in consideration of the waiver request.

     Any waiver of a provision of this Code for a director or executive officer may only be made with the express approval of the Board of Directors or the Audit Committee, and must be promptly disclosed to shareholders as required by law.

PROTECTION FOR PERSONS REPORTING QUESTIONABLE BEHAVIOR

     We desire to foster an environment that allows employees, officers and directors to report violations without the fear of retaliation or retribution. Employees, officers and directors will not be disciplined, lose his or her job, or be retaliated against in any other way for asking questions or voicing concerns about legal or ethical obligations, as long as the employee, director or officer is acting in good faith. “Good faith” does not mean that you have to be right — but it does mean that you must believe that you are providing truthful information. The important thing is that you bring your question or concern to the Company’s attention through one of the available channels.

     Any person reporting a violation under this Code shall be able to choose whichever method they are most comfortable with to communicate their concern to the Company.

     Any employee, officer or director who retaliates against another employee, officer or director for reporting known or suspected violations of our legal or ethical obligations will be in violation of the Code and subject to disciplinary action, up to and including dismissal. Retaliation may also be a violation of the law, and as such, could subject both the individual offender and Royal Gold to legal liability.

     Additional questions about retaliation should be addressed to the Chairman and CEO.